GERALD M. CONDER
                                 Attorney At Law
                               466 South 500 East
                           Salt Lake City, Utah 84102
                                 (801) 359-8622
                               Fax (801) 359-8995



October 21, 1999

Colormax Technologies, Inc.
14251-A Chambers Road
Tustin, California 92780

Re: Opinion concerning the legality of the securities to be issued pursuant to the Registration Statement on Form S-8 to be filed by Colormax Technologies, Inc., a Delaware corporation.

Board of Directors:

         As special counsel for Colormax Technologies, Inc., a Delaware corporation (the "Company"), and in connection with the issuance of 250,000 shares of the Company's $0.001 par value common stock (the "Securities") to E.S. Whang (the "Consultants") pursuant to a written Production Services Agreement, copies of which are incorporated herein by reference (the "Plan"), I have been asked to render an opinion as to the legality of these Securities, which are to be covered by a Registration Statement to be filed by the Company on Form S-8 of the Securities and Exchange Commission (the "Commission"), and as to which this opinion is to be filed as an exhibit.

         As you are aware, no services to ne performed and billed to the company which are in any way related to a "capital raising" transaction may be paid by the issuance of Securities pursuant to the Plan. In this respect, I am relying on the written representations of the plan participants, which representations accompany the Plan.

         In connection with rendering my opinion, which is set forth below, I have reviewed and examined originals or copies of the following documents, to
- -wit:

         1.   Articles of Incorporation and all amendments thereto;

         2.   Bylaws;

         3. 10-KSB Annual Report for the calendar year ended December 31, 1999, filed with the Commission on or about August 26, 1999;

         4.   10-QSB Quarterly Reports for the past twelve months;

         5.   A copy of the Plan;


         6. The Unanimous Consent of the Board of Directors adopting the Plan, designating the name of the Plan and the name, address and telephone number of the Plan's agent; and

         7. Correspondence with the two Consultants regarding the type of services rendered and to be rendered, and Securities Act Release No. 33-7646, dated February 26, 1999, and their respective responses to my letter to the participants.

         I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, I have reviewed various statutes and judicial precedence as I have deemed relevant or necessary.

         Further, as special counsel for the Company, I have discussed the items relied upon in rendering this opinion and the documents I have examined with one or more directors and executive officers of the Company, and in all instances, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. I have further assumed that (i) the recipients of these Securities under the Plan will have paid the consideration required under the terms of the Plan prior to the issuance of the Securities; (ii) that none of the services performed by the recipients shall be related to "capital raising" transactions; and (iii) the Securities will not constitute more than 10% of the total issued and outstanding shares of common stock of the Company.

         The Registrant has also advised me in writing that it has provided the individual participants in the Plan with a copy of the documents enumerated in paragraphs 3 through 7, inclusive, above, and I am relying on that representation in connection with this opinion.

         Based upon the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth in the Plan, the Securities to be issued pursuant to the Plan will, upon their issuance and delivery to the recipients thereof, after receipt of full payment therefor, be deemed duly and validly authorized, legally issued and fully paid and non-assessable under the Delaware General Corporation Law.

         This opinion is expressly limited in scope to the Securities described herein and which are to be expressly covered by the above referenced
Registration Statement and does not cover any subsequent issuances of any securities to be made in the future pursuant to any other plans, if any, pertaining to services performed in the future. Any such transactions are required to be included in a new Registration Statement or a post-effective amendment to the above referenced Registration Statement, which will be required to include a revised or a new opinion concerning the legality of the Securities to be issued.

         Further, this opinion is limited to the corporate laws of the State of Delaware and the securities laws, rules and regulations of the United States, and I express no opinion with respect to the laws of any other jurisdiction.

         I consent to the filing of this opinion with the Commission as an exhibit to the above referenced Registration Statement; however, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent.

         This opinion is based upon my knowledge of the law and facts as of the date hereof, and I assume no duty to communicate with you with respect to any matter which may hereafter come to my attention.



                                       Yours very sincerely,

                                       /s/ Gerald M. Conder
                                       --------------------
                                       Gerald M. Conder


                                      2